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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   COFFEY                           RICHARD                G.
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   (Last)                           (First)             (Middle)

c/o TANDEM INVESTMENTS, INC.
970 FARMINGTON AVENUE, STE. 207
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                                    (Street)

WEST HARTFORD                         CT                06107
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

AIRNET COMMUNICATIONS CORPORATION (ANCC)
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

   DECEMBER 1999
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                             6.
                                                           4.                                 5.             Owner-
                                                           Securities Acquired (A) or         Amount of      ship
                                              3.           Disposed of (D)                    Securities     Form:     7.
                                              Transaction  (Instr. 3, 4 and 5)                Beneficially   Direct    Nature of
                                2.            Code         -------------------------------    Owned at End   (D) or    Indirect
1.                              Transaction   (Instr. 8)                   (A)                of Month       Indirect  Beneficial
Title of Security               Date          ------------     Amount      or     Price       (Instr. 3      (I)       Ownership
(Instr. 3)                  (Month/Day/Year)   Code     V                  (D)                and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                 12/10/99          C            2,145,465(1)   A  $.01506477(1)  2,145,465(1)     I      By Limited
                                                                                                                     Partnership
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).


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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
               2.                                                                                        Deriv-    of
               Conver-                    5.                                7.                           ative     Deriv-   11.
               sion                       Number of                         Title and Amount             Secur-    ative    Nature
               or                         Derivative      6.                of Underlying       8.       ities     Secur-   of
               Exer-             4.       Securities      Date              Securities          Price    Bene-     ity:     In-
               cise     3.       Trans-   Acquired (A)    Exercisable and   (Instr. 3 and 4)    of       ficially  Direct   direct
               Price    Trans-   action   or Disposed     Expiration Date   ------------------  Deriv-   Owned     (D) or   Bene-
1.             of       action   Code     of(D)           (Month/Day/Year)              Amount  ative    at End    In-      ficial
Title of       Deriv-   Date     (Instr.  (Instr. 3,      ----------------              or      Secur-   of        direct   Owner-
Derivative     ative    (Month/  8)       4 and 5)        Date     Expira-              Number  ity      Month     (I)      ship
Security       Secur-   Day/     ------   ------------    Exer-    tion                 of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)    Code V   (A)      (D)    cisable  Date     Title       Shares  5)       4)        4)       4)
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

Series F
Senior
Convertible
Preferred                                                                 Common                                          By Limited
Stock       $.01506477 12/10/99   C           1,908,133(1) Immed.         Stock    1,908,133(1)                     I    Partnership
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Series G
Senior
Convertible
Preferred                                                                Common                                           By Limited
Stock        $.01506477  12/10/99   C           237,332(1) Immed.        Stock       237,332(1)                     I    Partnership
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
Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


/s/ Richard G. Coffey                                         1/10/2000
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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